As filed with the Securities and Exchange Commission on April 8, 2020

Registration No. 333-234657

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
OpGen, Inc.
(Exact name of registrant as specified in its charter)

Delaware	8071	06-1614015
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

708 Quince Orchard Road, Suite 205
Gaithersburg, MD 20878
(301) 869-9683

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Oliver Schacht, Ph.D.
Chief Executive Officer
708 Quince Orchard Road, Suite 205
Gaithersburg, MD 20878
(301) 869-9683

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Mary J. Mullany, Esq. Ballard Spahr LLP 1735 Market Street, 51st Floor Philadelphia, PA 19103 (215) 665-8500	Oliver Schacht Curetis N.V. in liquidation Max-Eyth-Str. 42 71088 Holzgerlingen Germany +49 (0) 7031 49195 10

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-234657) (the “Registration Statement”) originally filed by OpGen, Inc. (the “Company”) on November 12, 2019, as amended and declared effective on January 23, 2020, relates to the registration of up to 2,662,564 shares of common stock of the Company issued or reserved for future issuance in connection with a business combination transaction pursuant to an Implementation Agreement dated September 4, 2019 (the “Implementation Agreement”), by and among the Company, Curetis N.V., a public company with limited liability under the Laws of the Netherlands, and Crystal GmbH, a private limited liability company organized under the laws of the Federal Republic of Germany and wholly owned subsidiary of the Company. On April 1, 2020, the Company completed the business combination transaction pursuant to the Implementation Agreement. This Post-Effective Amendment No. 1 is being filed solely for the purpose of amending the “Distribution of OpGen Shares and Winddown of Curetis N.V.” section of the proxy statement/prospectus that forms a part of the Registration Statement. This Post-Effective Amendment No. 1 consists only of the cover page, this explanatory note, and the “Distribution of OpGen Shares and Winddown of Curetis N.V.” section of the proxy statement/prospectus, and does not modify any other part of the Registration Statement.

DISTRIBUTION OF OPGEN SHARES AND WINDDOWN OF CURETIS N.V.

As contemplated by the Implementation Agreement, Curetis N.V. expects, as soon as practicable after the closing of the Transaction, to distribute a portion of the Consideration Shares to Curetis N.V. shareholders and to wind up its affairs. Curetis N.V. has not yet adopted a formal plan of distribution and dissolution. In connection with such plan of distribution and dissolution, Curetis N.V. expects to sell, in open market transactions, up to 20% of the Consideration Shares issued to Curetis N.V. at the closing of the Transaction in order to fund the expenses of its distribution and dissolution. The sale of such Consideration Shares in order to fund such distribution and dissolution of Curetis N.V. was approved by the shareholders of Curetis N.V. at its extraordinary general meeting held on March 10, 2020 in order to approve the Transaction. Curetis N.V. is solely responsible for the distribution of the Consideration Shares to the shareholders of Curetis N.V.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, as of this 8th day of April, 2020.

OPGEN, INC.

By:	/s/ Oliver Schacht, Ph.D.
Oliver Schacht, Ph.D. Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Oliver Schacht, Ph.D. Oliver Schacht, Ph.D.	Chief Executive Officer and Director (principal executive officer)	April 8, 2020
/s/ Timothy C. Dec Timothy C. Dec	Chief Financial Officer (principal financial officer and principal accounting officer)	April 8, 2020
/s/ Mario Crovetto Mario Crovetto	Director	April 8, 2020
* R. Donald Elsey	Director	April 8, 2020
/s/ Prabhavathi Fernandes, Ph.D. Prabhavathi Fernandes, Ph.D.	Director	April 8, 2020
* Evan Jones	Director	April 8, 2020
/s/ William Rhodes William Rhodes	Director	April 8, 2020
* /s/ Timothy C. Dec Timothy C. Dec, Attorney in Fact		April 8, 2020